Exhibit 99.(j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of American Beacon Funds and to the use of our report dated May 24, 2019 on the financial statements and financial highlights of the Palmer Square SSI Alternative Income Fund, a series of Investment Managers Series Trust. Such financial statements and financial highlights appear in the 2019 Annual Report to Shareholders which are also incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

October 26, 2020